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                                                                    EXHIBIT 12.1


               Computation of Ratios of Earnings to Fixed Charges

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes plus fixed charges. Fixed charges are defined as interest expensed, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense.


                             (dollars in thousands)

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
                                                      Three Months
                                                     Ended March 31,                        Year Ended December 31,
                                                     ---------------      -------------------------------------------------------
                                                     2005       2004        2004       2003         2002       2001       2000
Earnings:
Income (loss) from continuing operations before
  income tax                                        $5,455     $  172     $27,452     $ 9,041     $ 4,677     $  990     $  (528)
Fixed charges                                        4,108      4,898      21,219      15,792       5,782      2,742       1,817
Total earnings                                       9,563      5,070      48,671      24,833      10,459      3,732       1,289

Fixed charges:
Interest expense, including amortized premiums
  discounts and capitalized expense related to
  indebtedness                                       3,523      4,456      18,964      14,781       5,564      2,660       1,723
Interest component of rental expense                   585        442       2,255       1,011         218         82          94
Total fixed charges                                 $4,108     $4,898     $21,219     $15,792     $ 5,782     $2,742     $ 1,817

Ratio of historical earnings to fixed charges        2.33x      1.04x       2.29x       1.57x       1.81x      1.36x         (a)
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         (a)      Our earnings were insufficient to cover our fixed charges by
                  $0.5 million for the year ended December 31, 2000.